I/OMAGIC CORPORATION
                    2002 NON-QUALIFIED STOCK OPTION AGREEMENT

     This Non-Qualified Stock Option Agreement (this "Agreement") is made and entered into by and between I/OMagic Corporation, a Nevada corporation ("Company"), and ______________ ("Optionee"), as of __________, 200_ ("Date of
Grant"). If the Optionee is presently or subsequently becomes employed by a subsidiary of the Company, the term "Company" shall be deemed to refer collectively to I/OMagic Corporation and the subsidiary or subsidiaries that employs the Optionee.
                                    RECITALS

     A. The Board of Directors and stockholders of the Company have adopted the I/OMagic Corporation 2002 Stock Option Plan ("Plan") as an incentive to retain key employees, officers, directors, and consultants of the Company and to enhance the ability of the Company to attract new employees, officers, directors, and consultants whose services are considered unusually valuable by providing an opportunity to have a proprietary interest in the success of the Company.

The Board of Directors has established a Committee to administer the Plan ("Committee"), and the Committee has approved the granting of an option to the Optionee pursuant to the Plan to provide an incentive to the Optionee to focus on the long-term growth of the Company.

                                    AGREEMENT

     In consideration of the mutual covenants and conditions hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Optionee agree as follows:

1. GRANT OF OPTION. The Company hereby grants to the Optionee the right and option ("Option") to purchase an aggregate of _____________ (_____) shares (such number being subject to adjustment as provided in paragraph 10 below and Section 13 of the Plan) of the Common Stock of I/OMagic Corporation ("Stock") on the terms and conditions herein set forth. This Option may be exercised in whole or in part and from time to time as hereinafter provided. The Option granted under this Agreement is not intended to be an "incentive stock option" as set forth in
Section  422  of  the  Internal  Revenue  Code  of  1986,  as  amended ("Code").

2. VESTING OF OPTION. The Option shall vest and become exercisable as follows:
_____ percent (___%) shall vest on the Date of Grant and an additional _____ percent (__%) shall vest on each ________, of each year commencing on _________ and ending on _________, whereupon the Option shall be vested as to one hundred percent (100%).

3. PURCHASE PRICE. The price at which the Optionee shall be entitled to purchase the Stock covered by the Option shall be $____ per share, which price is [85%/100%] of the Fair Market Value (as defined in the Plan) of the Stock on the Date of Grant.

4. TERM OF OPTION. The Option granted under this Agreement shall expire, unless otherwise exercised, [TEN] years from the Date of Grant, through and including the normal close of business of the Company on _____________, 20__ ("Expiration Date"), subject to earlier termination as provided in paragraph 8 below.

5. EXERCISE OF OPTION. The Option may be exercised by the Optionee as to all or any part of the Stock then vested by delivery to the Company of written notice of exercise and payment of the purchase price as provided in paragraphs 6 and 7 below.


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6.     METHOD  OF  EXERCISING  OPTION.  Subject to the terms and conditions of this Agreement, the Option may be exercised by timely delivery to the Company of written notice, which notice shall be effective on the date received by the Company ("Effective Date"). The notice shall state the Optionee's election to exercise the Option, the number of shares in respect of which an election to exercise has been made, the method of payment elected (see paragraph 7 below), the exact name or names in which the shares will be registered and the taxpayer identification number of the Optionee. The notice shall be signed by the Optionee and shall be accompanied by payment of the purchase price of such shares. If the Option is exercised by a person or persons other than Optionee pursuant to paragraph 8 below, the notice shall be signed by the other person or persons and shall be accompanied by proof acceptable to the Company of the legal right of the person or persons to exercise the Option. All shares delivered by the Company upon exercise of the Option shall be fully paid and nonassessable upon delivery.

7.      METHOD OF PAYMENT FOR OPTIONS.   Payment for shares purchased upon the
exercise of the Option shall be made by the Optionee in cash or such other method permitted by the Plan and the Committee and communicated to the Optionee in writing prior to the date the Optionee exercises all or any portion of the Option.

8.     TERMINATION  OF  EMPLOYMENT.

    8.1 GENERAL. If the Optionee terminates employment for any other reason than for cause (as that term is defined in the Plan, "Cause") or voluntary resignation in violation of any agreement to remain in the employ of the Company, then the Optionee may at any time within three months after the effective date of termination of employment exercise the Option to the extent that the Optionee was entitled to exercise the Option at the date of termination, provided that in no event shall the Option be exercisable after the Expiration Date. If the Optionee terminates employment for Cause or voluntary resignation in violation of any agreement to remain in the employ of the Company, then the Option shall terminate immediately upon termination of employment, and the Option shall be deemed to have been forfeited by the Optionee.

     8.2 DEATH OR DISABILITY OF OPTIONEE. In the event of the death or disability (as that term is defined in the Plan, "Disability") of the Optionee within a period during which the Option, or any part thereof, could have been exercised by the Optionee ("Option Period"), the Option shall lapse unless it is exercised within the Option Period and in no event later than twelve months after the date of the Optionee's death or Disability by the Optionee or the Optionee's legal representative or representatives in the case of a Disability or, in the case of death, by the person or persons entitled to do so under the Optionee's last will and testament or if the Optionee fails to make a testamentary disposition of the Option or shall die intestate, by the person or persons entitled to receive the Option under the applicable laws of descent and distribution. An Option may be exercised following the death or Disability of the Optionee only if the Option was exercisable by the Optionee immediately prior to his death or Disability. In no event shall the Option be exercisable after the Expiration Date. The Committee shall have the right to require evidence satisfactory to it of the rights of any person or persons seeking to exercise the Option under this paragraph 8 to exercise the Option.

9. NONTRANSFERABILITY. The Option granted by this Option Agreement shall be exercisable only during the term of the Option provided in paragraph 4 above and, except as provided in paragraph 8 above, only by the Optionee during his lifetime and while an Optionee of the Company. This Option shall not be transferable by the Optionee or any other person claiming through the Optionee, either voluntarily or involuntarily, except by will or the laws of descent and distribution or such other events as are set forth in the Plan.

10. ADJUSTMENTS IN NUMBER OF SHARES AND OPTION PRICE. In the event of a stock dividend, or if the Stock is changed into or exchanged for a different number or class of shares of stock of the Company or of another corporation, whether through reorganization, recapitalization, stock split-up, combination of shares, merger or consolidation, there shall be substituted for each remaining share of Stock then subject to this Option the number and class of shares of stock into which each outstanding share of Stock is to be so exchanged, all


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without  any  change in the aggregate purchase price for the shares then subject to  the  Option,  all  as  set  forth  in  Section  13  of  the  Plan.

11. DELIVERY OF SHARES. No shares of Stock shall be delivered upon exercise of the Option until (i) the purchase price has been paid in full in the manner herein provided; (ii) applicable taxes required to be withheld have been paid or withheld in full; (iii) approval of any governmental authority required in connection with the Option, or the issuance of shares thereunder, has been received by the Company; and (iv) if required by the Committee, the Optionee has delivered to the Committee an Investment Letter in form and content satisfactory to the Company as provided in paragraph 12 below.

12. SECURITIES ACT. The Company shall not be required to deliver any shares of Stock pursuant to the exercise of all or any part of the Option if, in the opinion of counsel for the Company, the issuance would violate the Securities Act of 1933, as amended, or any other applicable federal or state securities laws or regulations. The Committee may require that the Optionee, prior to the issuance of any shares pursuant to exercise of the Option, sign and deliver to the Company a written statement ("Investment Letter") stating (i) that the Optionee is purchasing the shares for investment and not with a view to the sale or distribution thereof; (ii) that the Optionee will not sell any shares received upon exercise of the Option or any other shares of the Company that the Optionee may then own or thereafter acquire except either (a) through a broker on a national securities exchange or (b) with the prior written approval of the Company; and (iii) containing such other terms and conditions as counsel for the Company may reasonably require to assure compliance with the Securities Act of 1933, as amended, or other applicable federal or state securities laws and regulations. The Investment Letter shall be in form and content acceptable to the Committee in its sole discretion.

13. FEDERAL AND STATE TAXES. Upon exercise of the Option, or any part thereof, the Optionee may incur certain liabilities for federal, state or local taxes and the Company may be required by law to withhold taxes for payment to taxing authorities. Upon determination by the Company of the amount of taxes required to be withheld, if any, with respect to the shares to be issued pursuant to the exercise of the Option, the Optionee shall pay all federal state and local tax withholding requirements to the Company.

14. DEFINITIONS; COPY OF PLAN. To the extent not specifically provided herein, all capitalized terms used in this Agreement have the same meanings ascribed to them in the Plan. By the execution of this Agreement, the Optionee acknowledges receipt of a copy of the Plan.

15. ADMINISTRATION. This Agreement shall at all times be subject to the terms and conditions of the Plan and the Plan shall in all respects be administered by the Committee in accordance with the terms of and as provided in the Plan. The Committee shall have the sole and complete discretion with respect to all matters reserved to it by the Plan and decisions of the majority of the Committee with respect thereto and to this Option Agreement shall be final and binding upon the Optionee and the Company. In the event of any conflict between the terms and conditions of this Agreement and the Plan, the provisions of the Plan shall control.

16. CONTINUATION OF EMPLOYMENT. This Agreement shall not be construed to confer upon the Optionee any right to continue in the employ of the Company and shall not limit the right of the Company, in its sole discretion, to terminate the employment of the Optionee at any time.

17. OBLIGATION TO EXERCISE. The Optionee shall have no obligation to exercise any option granted by this Agreement.

18. GOVERNING LAW. This Agreement shall be interpreted and administered under the laws of the State of California.

19. AMENDMENTS. This Agreement may be amended only by a written agreement executed by the Company and the Optionee. The Company and the Optionee acknowledge that changes in federal tax laws enacted subsequent to the Date of Grant, and applicable to stock options, may provide for tax benefits to the Company or the Optionee. In that event, the Company and the Optionee agree that


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this  Agreement  may  be  amended as necessary to secure for the Company and the
Optionee any benefits that may result from that legislation. Any amendment shall be made only upon the mutual consent of the parties, which consent (of either party) may be withheld for any reason.

20. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement between the parties with regard to the subject matter of this Agreement. All agreements, covenants, representations and warranties, express or implied, oral and written, of the parties with regard to the subject matter of this Agreement are contained in this Agreement and the documents referred to or implementing the provisions of this Agreement. No other agreements, covenants, representations or warranties, express or implied, oral or written, have been made by either party to the other with respect to the subject matter of this Agreement. All prior and contemporaneous conversations, negotiations, covenants and warranties with respect to the subject matter of this Agreement are waived, merged in this Agreement and superseded by this Agreement.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its officer thereunto duly authorized and the Optionee has hereunto set his or her hand as of the date first written above.

I/OMAGIC  CORPORATION                    OPTIONEE

By:  _________________________           ___________________________________
     Tony  Shahbaz,  President           [INSERT  NAME]



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